Exhibit 99.1

HINES HORTICULTURE, INC. RECEIVES NASDAQ LETTER

Irvine, California - July 26, 2007 - Hines Horticulture, Inc. previously announced on July 19, 2007 that James R. Tennant, a director and member of Hines’ audit committee, was appointed Chief Executive Officer and President of Hines on July 17, 2007. As a result of this appointment, Mr. Tennant is no longer considered independent under Nasdaq Marketplace Rule 4200. On July 19, 2007, Hines notified the Nasdaq Stock Market that it was not in compliance with Nasdaq Marketplace Rule 4350(d)(2)(A) as a result of Mr. Tennant’s departure from the audit committee in connection with his appointment as Hines’ Chief Executive Officer and President. On July 20, 2007, the Company received a letter from Nasdaq, stating that Hines was not in compliance with Nasdaq’s audit committee requirements as set forth in Nasdaq Marketplace Rule 4350, which requires in part that every Nasdaq-listed company have an audit committee of at least three members who are each independent under applicable Nasdaq rules. As expected, Nasdaq provided the Company with a cure period in order to regain compliance until the earlier of the next annual stockholders meeting or July 17, 2008, or if the next stockholders meeting occurs before January 14, 2008, until January 14, 2008.

About Hines Horticulture, Inc.

Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container grown plants in the industry. Hines Horticulture sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as Home Depot, Lowe’s and Wal-Mart.